Filed pursuant to Rule 424(b)(5)

Registration No. 333-111476

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus is not an offer to sell, nor is it soliciting an offer to buy, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 13, 2006

Preliminary Prospectus Supplement to Prospectus dated January 9, 2004.

$200,000,000

BOSTON EDISON COMPANY

% Debentures due 2036

Interest on the debentures will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2006. The debentures will be issued in denominations of $1,000 and integral multiples of $1,000.

We may redeem the debentures in whole or in part at any time at the redemption prices set forth in this prospectus supplement.

The debentures will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

	Initial price to public(1)	Underwriters’ discount	Proceeds, before expenses, to us(1)

Per debenture	%	%	%
Total	$	$	$

(1)	Plus accrued interest from March , 2006, if settlement occurs after that date.

The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March     , 2006.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup	JPMorgan

Co-Managers

BNY Capital Markets, Inc.

Goldman, Sachs & Co.

KeyBanc Capital Markets

Lazard Capital Markets

RBS Greenwich Capital

Wachovia Securities

Prospectus Supplement dated March     , 2006.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely upon any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

Prospectus Supplement

RISK FACTORS

Investing in the debentures involves risk. Please see the risk factors in Boston Edison’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

THE COMPANY

Boston Edison Company (“Boston Edison” or “the Company”) is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly owned subsidiary of NSTAR. Boston Edison currently serves approximately 700,000 electric customers in the city of Boston and 39 surrounding cities and towns.

Harbor Electric Energy Company, a wholly owned subsidiary of Boston Edison, provides distribution services and ongoing support to its sole customer, the Massachusetts Water Resource Authority’s wastewater treatment facility located on Deer Island in Boston, Massachusetts.

NSTAR is an energy delivery company serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and approximately 300,000 natural gas customers in 51 communities. NSTAR’s other retail utility subsidiaries are Commonwealth Electric Company, Cambridge Electric Light Company and NSTAR Gas Company. NSTAR has a services company that provides management and support services to substantially all NSTAR subsidiaries, including Boston Edison – NSTAR Electric & Gas Corporation.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows for the five most recent fiscal years:

Fiscal Year Ended December 31,
2005	2004	2003	2002	2001
3.33x	3.11x	2.97x	2.97x	3.10x

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $198 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The net proceeds from the sale of the debentures will be used to repay our outstanding short-term commercial paper obligations, which had a weighted average interest rate of 4.51% and a weighted average maturity of 4 days as of March 9, 2006. The obligations to be repaid were used to finance capital expenditures and general working capital needs.

DESCRIPTION OF THE DEBENTURES

General

You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

We are offering the debentures in an initial principal amount of $200,000,000. We will issue the debentures under an indenture, dated as of September 1, 1988, between us and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York, as successor to Bank of Montreal Trust Company), as trustee. Pursuant to the Trust Indenture Act of 1939, as amended, if a default occurs on the debentures, The Bank of New York Trust Company, N.A. will be required to resign as trustee under the indenture, unless the default is cured, duly waived or otherwise eliminated within 90 days.

We will issue the debentures in denominations of $1,000 and integral multiples of $1,000.

We will issue the debentures as a separate series under the indenture. We may, without the consent of the holders of the debentures, issue additional debentures under the indenture having the same terms in all respects as the debentures offered by this prospectus supplement and the accompanying prospectus, and which may form a single series with the debentures.

We will issue the debentures in the form of one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth under “Book-Entry System” in the accompanying prospectus.

The debentures:

•	will be redeemable at our option, in whole or in part, at any time as described under “—Redemption at Our Option” below;

•	will mature on March 15, 2036; and

•	will bear interest at %, payable semiannually on each March 15 and September 15, commencing on September 15, 2006 to holders of record on the March 1 or September 1 immediately preceding the interest payment date.

Interest on the debentures will accrue from March     , 2006. Interest on the debentures will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any payment date falls on a day that is not a business day, the payment will be made on the next business day, but we will consider that payment as being made on the date that the payment was due to you. In that event, no interest will accrue on the amount payable for the period from and after the payment date.

Redemption at Our Option

We may, at our option, redeem the debentures, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the debentures to be redeemed, plus accrued interest to the redemption date, and

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the debentures to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus basis points plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debentures.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the debentures to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debentures or portions of the debentures called for redemption.

The debentures will not be entitled to the benefit of a sinking fund.

UNDERWRITING

Boston Edison and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the debentures indicated in the following table:

Underwriter	Principal Amount of Debentures
Banc of America Securities LLC	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BNY Capital Markets, Inc.
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Lazard Capital Markets LLC
Wachovia Capital Markets, LLC

Total	$200,000,000

Debentures sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to             % of the principal amount of the debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to             % of the principal amount of the debentures. If all of the debentures are not sold at the initial price to public, the representatives may change the initial price to public and the other selling terms.

Boston Edison has been advised by the representatives that the underwriters intend to make markets in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

In connection with the offering, the underwriters may purchase and sell the debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the debentures sold by or for the account of such underwriter in stabilizing transactions or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Boston Edison estimates that its total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $192,000.

Boston Edison has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Lazard Capital Markets LLC has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS (USA)”) pursuant to which MUS (USA) provides certain advisory and/or other services to Lazard Capital Markets LLC, including in respect of this offering. In return for this provision of such services by MUS (USA) to Lazard Capital Markets LLC, Lazard Capital Markets LLC will pay to MUS (USA) a mutually agreed upon fee.

From time to time, the underwriters and their affiliates may perform investment banking, commercial banking and other financial services for Boston Edison and its affiliates for which they received, and will receive in the future, customary compensation.

VALIDITY OF DEBENTURES

The validity of the debentures will be passed upon for Boston Edison by Ropes & Gray LLP, Boston, Massachusetts, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely on Ropes & Gray LLP as to all matters of Massachusetts law.

PROSPECTUS

$500,000,000

Boston Edison Company

Debt Securities

We may offer and sell our unsecured debt securities from time to time in one or more series.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any states securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2004.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the “SEC,” using a “shelf” registration process. Under this shelf process, we may from time to time sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of your debt securities vary between this prospectus and the accompanying prospectus supplement, you should rely on the information in the following order of priority:

•	the prospectus supplement; and

•	the prospectus.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Boston Edison,” the “Company,” “we,” “us,” “our” or similar references mean Boston Edison Company.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These statements are based on the current expectations, estimates or projections of the Company and are not guarantees of future performance. Some or all of these forward-looking statements may not turn out to be what the Company expected.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following:

•	impact of continued cost control procedures on operating results

•	weather conditions that directly influence the demand for electricity and natural gas

•	changes in tax rates

•	financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital

•	changes in technology

•	prices and availability of operating supplies

•	prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies

•	changes in financial reporting standards

•	changes in specific hazardous waste site conditions and the specific cleanup technology

•	changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs

•	other unexpected events

Please refer to Cautionary Statements contained in our SEC filings which are incorporated herein for a more detailed explanation of the inherent limitations of our forward-looking statements. Any forward-looking statement speaks only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our filings to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 2002.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

•	Current Reports on Form 8-K filed on January 3, 2003, April 18, 2003, November 4, 2003 and December 4, 2003.

We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s Internet site at the address described above and at our website at http://www.nstaronline.com. Our website is not part of this prospectus. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Boston Edison Company

c/o NSTAR

Investor Relations

One NSTAR Way

Westwood, MA 02090

(781) 441-8338

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

THE COMPANY

Boston Edison Company (“Boston Edison” or “the Company”) is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly owned subsidiary of NSTAR. NSTAR is an energy delivery company serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and approximately 300,000 gas customers in 51 communities. NSTAR’s other retail utility subsidiaries are Commonwealth Electric Company (ComElectric), Cambridge Electric Light Company (Cambridge Electric) (together with Boston Edison, collectively operating as “NSTAR Electric”) and NSTAR Gas Company (NSTAR Gas). NSTAR has a services company that provides management and support services to substantially all NSTAR subsidiaries, including Boston Edison—NSTAR Electric & Gas Corporation (NSTAR Electric & Gas).

Boston Edison currently supplies electricity at retail to an area of 590 square miles, including the city of Boston and 39 surrounding cities and towns. The population of the area served with electricity at retail is approximately 1.6 million. In 2002 Boston Edison served an average of approximately 683,000 customers. Boston Edison also supplies electricity at wholesale for resale to other utilities and municipal electric departments.

Harbor Electric Energy Company, a wholly owned subsidiary of Boston Edison, provides distribution services and ongoing support to its sole customer, the Massachusetts Water Resource Authority’s wastewater treatment facility located on Deer Island in Boston, Massachusetts.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows for the five most recent fiscal years and the twelve months ended September 30, 2003:

	Twelve Months Ended September 30, 2003		Years Ended December 31,
			2002		2001		2000		1999		1998
Ratio of Earnings to Fixed Charges	2.81	x	2.97	x	3.10	x	2.91	x	3.06	x	3.38	x

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, we anticipate that the net proceeds to be received from the sale of the debt securities will be used for:

•	the payment at maturity of certain outstanding long-term indebtedness and equity securities;

•	the payment of capital expenditures for extensions, additions, improvements to the Company’s plant and properties, or for the payment of obligations of the Company incurred for such expenditures;

•	the refinancing of short-term and long-term securities; and/or

•	general working capital purposes

Until all of the net proceeds are used, they may be temporarily invested in short-term interest-bearing securities.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an indenture dated as of September 1, 1988, between us and The Bank of New York (as successor to Bank of Montreal Trust Company), as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement that contains this prospectus.

The following summary of provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture.

The following summary describes the general terms of the debt securities. The prospectus supplement will include the particular terms of debt securities being offered which differ from or add to these general terms.

The debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Boston Edison.

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. Neither the indenture nor the debt securities will limit or otherwise restrict the amount of other indebtedness, including secured indebtedness, which we may incur or other securities which we may issue. As of September 30, 2003, we had an aggregate of $806,000,000 principal amount of debt securities outstanding under the indenture, consisting of four series.

The prospectus supplement will include the particular terms of the debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities of that series;

•	any rate or rates (or method for establishing the rate or rates) at which the debt securities shall bear interest;

•	the date from which any interest shall accrue;

•	any interest payment dates;

•	the stated maturity date or dates on which principal is payable;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, and the redemption price or prices;

•	the denominations in which the debt securities shall be issuable;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the place or places where payments on the debt securities shall be made and the debt securities may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	if other than the full principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal of (and premium, if any) or interest on the debt securities;

•	the person to whom any interest on the debt securities of the series shall be payable if other than the registered holder;

•	any additional or different events of default that apply to debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	any additional or different covenants that apply to debt securities of the series; and

•	any other terms of the debt securities.

We may issue debt securities as “original issue discount securities,” which bear either no interest or interest at a rate which at the time of issuance is below market rates. These securities will be sold at a substantial discount below their principal amount. In the event that the maturity of an original issue discount security is accelerated, the amount payable to the holder upon acceleration will be determined in accordance with the terms of that security and the indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the security. The prospectus supplement will describe special federal income tax and other considerations relating to original issue discount securities.

The covenants contained in the indenture and the debt securities will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring, or other highly leveraged transaction.

Events of Default

The following are “events of default” under the indenture with respect to any series of debt securities:

•	default in the payment of any principal or premium when due and when that default has continued for three business days;

•	default in the payment of any interest when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment when due and when that default has continued for three business days;

•	default in the performance of any other obligation contained in the indenture for the benefit of debt securities of that series, which continues for 60 days after written notice;

•	default in the payment of other indebtedness of $10,000,000 or more at its stated maturity;

•	acceleration of other indebtedness in a principal amount of $10,000,000 or more, which is not annulled within 90 days after written notice;

•	specified events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

If an event of default under the indenture occurs and continues for any series of debt securities, the trustee or the holders of at least 33% in aggregate principal amount of the outstanding securities of that series may declare the principal amount, or any lesser amount provided for in the debt securities of that series, to be due and payable immediately. After the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under specified circumstances, rescind and annul the acceleration.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of outstanding debt securities of the affected series.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with the direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

•	that holder previously gave written notice to the trustee of a continuing event of default with respect to debt securities of that series;

•	the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of that series also shall have made written request to the trustee to institute the proceeding as trustee and offered the trustee indemnity satisfactory to the trustee;

•	the trustee shall have failed to institute the proceeding within 60 days; and

•	the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request during that 60-day period.

However, any holder of a debt security has the absolute, unconditional right to institute suit for any defaulted payment after the due date for payment under that debt security.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in such performance.

Modification and Waiver

The indenture may be modified and amended by us and the trustee through a supplemental indenture, with the consent of holders of at least a majority in principal amount of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

•	change the stated maturity date of the principal, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment with respect to any debt security;

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default; or

•	change any obligation of ours to maintain an office or agency in each place of payment.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may convey, transfer or lease all or substantially all of our assets to any corporation, provided that:

•	the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations on the debt securities under the indenture;

•	we are not, or any successor corporation is not, immediately after any consolidation or merger, in default under the indenture; and

•	other specified conditions are met.

Regarding the Trustee

The Bank of New York (as successor to Bank of Montreal Trust Company) is the trustee and paying agent under the indenture. We maintain banking relationships with the trustee and affiliates of the trustee in the ordinary course of business.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Book-Entry System

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Global securities may be exchanged in whole for certificated securities only if:

•	the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

•	there shall have occurred and be continuing an event of default with respect to the securities represented by the global debt security.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owners of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing corporation” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owners, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owners entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, interest and premium payments, if any, on the global securities will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC’s records, unless DTC has reason to believe it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section covering DTC and DTC’s book-entry system has been obtained from sources, including DTC, which we believe to be reliable.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell securities:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters;

•	through one or more agents; or

•	directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents or underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents or the underwriters may be required to make.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

The debt securities will be new issues of securities and will have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange or the NASDAQ National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon by Ropes & Gray LLP for Boston Edison.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

With respect to the unaudited financial information of Boston Edison Company for the three month period ended March 31, 2003, the three and six month periods ended June 30, 2003, and the three and nine month periods ended September 30, 2003 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 8, 2003, August 8, 2003 and November 7, 2003, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

$200,000,000

BOSTON EDISON COMPANY

% Debentures due 2036

PROSPECTUS SUPPLEMENT

March     , 2006

Banc of America Securities LLC

Citigroup

JPMorgan

BNY Capital Markets, Inc.

Goldman, Sachs & Co.

KeyBanc Capital Markets

Lazard Capital Markets

RBS Greenwich Capital

Wachovia Securities